FORM 3
                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |_____________________|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   JANUARY 31, 2005  |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940

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1.  Name and Address of Reporting Person

      McKenzie, Jr.                   Richard                       C.
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       (Last)                      (First)                    (Middle)

        114 John Street
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                                  (Street)

       Greenwich,                 Connecticut                    06831
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)
        November 26, 2002
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

        Treasure Island Royalty Trust (TISDZ.PK)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [  ] Director
    [x ] 10% Owner
    [  ] Officer (give title below)
    [  ] Other (specify title below)
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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
     x   Form filed by One Reporting Person
    ---
         Form filed by More than One Reporting Person
    ---
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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of       2. Amount of          3.  Ownership   4. Nature of Beneficial
Security          Securities            Form: Direct    Ownership (Instr. 5)
(Instr. 4)        Beneficially Owned    (D) or
                  (Instr. 4)            Indirect
                                        (I)(Instr. 5)

Trust Units         11,433,313              D            Held directly in
                                                         individual retirement
                                                         accounts, through a
                                                         custodian

Trust Units          6,320,119              D            Held as trustee of the
                                                         Richard C. McKenzie,
                                                         Jr. 1977 Trust

Trust Units            198,912              D            Held as co-trustee
                                                         (with wife Margaret
                                                         Byrne McKenzie) of the
                                                         Charitable Lead Annuity
                                                         Trust 2000.

Trust Units            125,417              D            Held as co-trustee
                                                         (with wife Margaret
                                                         Byrne McKenzie) of the
                                                         Charitable Lead Annuity
                                                         Trust 2001.

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

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)


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2. Date Exercisable and Expiration Date (Month/Day/Year)


        -------------------                         ------------------
         Date Exercisable                            Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)


   ----------------------------------         ------------------------
               Title                          Amount or Number of Shares
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4. Conversion or Exercise Price of Derivative Security


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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)


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6. Nature of Indirect Beneficial Ownership (Instr. 5)


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   EXPLANATION OF RESPONSES:

         The trust units set forth on Table 1 were received by the reporting person, a former stockholder of EEX Corporation, in connection with the meger of EEX Corporation and a wholly-owned subsidiary of Newfield Exploration Company, pursuant to the Agreement and Plan of Merger between such companies.


   RICHARD C. MCKENZIE, JR.

   /s/ Kathryn H. Smith                              March 17, 2003
   -----------------------------------              ------------------
   Name: Kathryn H. Smith                                DATE
   Title Attorney
   **  SIGNATURE OF REPORTING PERSON



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   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
       CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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